EXHIBIT 99.1

Press Release Dated March 12, 2013

Geron Corporation Reports Fourth Quarter and Annual 2012 Financial Results

MENLO PARK, Calif., March 12, 2013 – Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Results

Net loss for the fourth quarter of 2012 was $15.9 million, or $0.12 per share, compared to $31.9 million, or $0.25 per share, for the comparable 2011 period. Net loss for the fourth quarter of 2012 and 2011 included restructuring charges of $2.7 million and $5.4 million related to the discontinuation of the company’s GRN1005 and stem cell programs, respectively. Net loss for the fourth quarter of 2011 also included non-cash debt extinguishment charges of $1.7 million resulting from the repayment of the loan to the California Institute for Regenerative Medicine. The company ended 2012 with $96.3 million in cash and investments.

In the fourth quarter of 2012, the company had revenues of $689,000, compared to $251,000 for the comparable 2011 period. Revenues in both periods primarily reflected license fees and royalties.

Interest and other income for the fourth quarter of 2012 was $2.6 million, compared to $204,000 for the comparable 2011 period. In December 2012, the company received $2.5 million in other income in connection with the assignment of certain intellectual property related to the company’s telomerase activation technology.

In the fourth quarter of 2012, the company had operating expenses of $19.2 million, compared to $30.7 million for the comparable 2011 period. Research and development expenses for the fourth quarter of 2012 were $11.8 million, compared to $19.7 million for the comparable 2011 period. The decrease in research and development expenses primarily was due to reduced scientific supply costs and personnel-related costs as a result of the discontinuation of the company’s stem cell programs and reduced costs for the manufacturing of imetelstat drug product resulting from the timing of manufacturing campaigns. General and administrative expenses for the fourth quarter of 2012 were $4.7 million, compared to $5.5 million for the comparable 2011 period. The decrease primarily was due to lower non-cash stock-based compensation expense.

Non-cash operating expenses for the fourth quarter of 2012 were approximately $2.7 million, which primarily included stock-based compensation, write-downs of excess lab equipment related to the GRN1005 program and expense for stock issued for services. Non-cash operating expenses for the fourth quarter of 2011 were approximately $6.0 million, which primarily included stock-based compensation, write-downs of excess lab equipment related to the company’s stem cell programs and expense for stock issued for services.

Year-End 2012 Results

For 2012, net loss was $68.9 million, or $0.54 per share, which included restructuring charges of $2.7 million, compared to $96.9 million, or $0.78 per share, for 2011, which included restructuring charges of $5.4 million and non-cash debt extinguishment charges of $1.7 million.

Revenues for 2012 and 2011 were $2.7 million and $2.4 million, respectively, reflecting funding under a collaborative agreement and license fees and royalties.

For 2012, interest and other income was $3.1 million, which included the receipt of $2.5 million for the assignment of the company’s telomerase activation technology. Interest and other income was $1.0 million for 2011.

For 2012, the company had operating expenses of $74.5 million, compared to $98.6 million for 2011. Research and development expenses for 2012 were $51.4 million, compared to $69.3 million for 2011. Overall, research and development expenses decreased in 2012 as a net result of reduced scientific supply costs and personnel-related costs due to the discontinuation of the company’s stem cell programs and reduced costs for the manufacturing of imetelstat drug product resulting from the timing of manufacturing campaigns, partially offset by higher costs for the company’s GRN1005 program. General and administrative expenses for 2012 were $20.4 million, compared to $23.8 million for 2011. The decrease was primarily the net result of lower non-cash stock-based compensation expense, partially offset by increased legal and consulting costs associated with the company’s intellectual property portfolio and the divestiture of the company’s stem cell programs.

(more)

Page Two / Geron Corporation Reports Fourth Quarter and Annual 2012 Financial Results

Non-cash operating expenses for 2012 were approximately $9.1 million, which primarily included stock-based compensation, depreciation, write-downs of excess lab equipment related to the GRN1005 program and expense for stock issued for services. Non-cash operating expenses for 2011 were approximately $25.2 million, which primarily included stock-based compensation, depreciation, write-downs of excess lab equipment related to the company’s stem cell programs and expense for stock issued for services.

Company Events

Clinical Development

  In December 2012, Geron reported positive clinical results from the Phase 2 trial of imetelstat, the company's first-in-class telomerase inhibitor, in patients with essential thrombocythemia (ET) who did not respond to or tolerate other therapies. ET is a chronic blood disorder that is representative of a group of diseases known as myeloproliferative neoplasms. The data, which showed durable hematologic and molecular responses in patients treated with imetelstat, suggest a relatively selective activity of imetelstat against the malignant progenitors driving ET, and provide evidence to support a potential disease-modifying effect. These findings were presented in an oral session at the 54th Annual Meeting of the American Society of Hematology in Atlanta, GA, by Prof. Dr. med. Gabriela M. Baerlocher of the University Hospital and University of Bern, Switzerland, and a principal investigator of the trial.

  The Phase 2 trial of imetelstat in ET was designed to provide proof-of-concept for the potential use of the drug as a treatment for hematologic myeloid malignancies, including myelofibrosis, myelodysplastic syndromes and acute myelogenous leukemias. Based on the results from the ET trial, Dr. Ayalew Tefferi at the Mayo Clinic has begun an investigator-sponsored trial (IST) to evaluate the safety and efficacy of imetelstat in patients with myelofibrosis and determine the optimal dose and schedule for further evaluation. Geron is in the initial planning stages of a company-sponsored trial in myelofibrosis, which will be informed by data from the Mayo Clinic IST, if positive. In addition, Geron intends to expand its directed program of ISTs in 2013 to other hematologic myeloid indications, including acute myelogenous leukemias and myelodysplastic syndromes.

  In September, the company reported an unplanned interim analysis of its randomized Phase 2 trial in advanced non-small cell lung cancer (NSCLC) evaluating imetelstat as maintenance treatment following platinum-based induction chemotherapy compared to observation. The analysis suggested a modest trend of efficacy in favor of the imetelstat arm. Subsequently, in December, the company reported the analysis of a pre-specified sub-group of NSCLC based on a retrospective measurement of tumor telomere length. This analysis suggested that patients whose tumors had short telomeres at baseline experienced an increase in progression-free survival when treated with imetelstat in comparison to patients in the control arm. The treatment effect was not observed in imetelstat-treated patients whose tumors had medium-to-long telomeres. The company has been refining and evaluating candidate assays to prospectively measure telomere length in individual patient tumor samples. The company recently completed an updated analysis that included a more mature follow-up of clinical data, and a retest of patient tumor samples using a refined, prospective assay to measure telomere length. In this analysis, the magnitude of the treatment effect in patients whose tumors had short telomeres was not reproduced. Geron is evaluating the impact of this updated analysis on its plans for potential development of imetelstat in solid tumors, including NSCLC. Data from the NSCLC trial have been accepted for presentation at the American Association for Cancer Research annual meeting to be held in April 2013.

Leadership Appointments

  Andrew J. Grethlein, Ph.D., was appointed as Executive Vice President, Technical Operations, and as a member of the executive management team. Dr. Grethlein is a senior executive with over 20 years of biotechnology industry experience. Dr. Grethlein is overseeing the Company's manufacturing and quality functions. Dr. Grethlein previously served in a similar capacity at Inspiration Biopharmaceuticals and was the Portfolio Management Team Leader for Hematology at Ipsen S.A.

(more)

Page Three / Geron Corporation Reports Fourth Quarter and Annual 2012 Financial Results

  Craig C. Parker was appointed as Senior Vice President, Corporate Development, and as a member of the executive management team. Mr. Parker has over 25 years experience in the science and business of the biotechnology industry, and was most recently Senior Vice President, Strategy and Corporate Development at Human Genome Sciences, Inc., until its sale to Glaxo SmithKline in 2012.

  Olivia Bloom, formerly Vice President, Finance, Chief Accounting Officer and Treasurer, was appointed as Senior Vice President, Finance, Chief Financial Officer and Treasurer.

  Susan M. Molineaux, Ph.D., and Daniel M. Bradbury were appointed to the company’s board of directors. Dr. Molineaux joined the board's nominating and corporate governance committee, and Mr. Bradbury joined the board's audit committee. Dr. Molineaux has more than 20 years of biotechnology industry experience and is currently serving as President of Calithera Biosciences, Inc., which she co-founded in June 2010. Dr. Molineaux also co-founded Proteolix, Inc. where she was responsible for leading the development of Proteolix's second generation proteasome inhibitor, carfilzomib (now marketed as Kryprolis), for the treatment of multiple myeloma, from discovery through completion of clinical trials for accelerated approval, until the company's acquisition by Onyx Pharmaceuticals, Inc. in November 2009. Mr. Bradbury has nearly 30 years of pharmaceutical and biotechnology industry experience. Mr. Bradbury served as Chief Executive Officer of Amylin Pharmaceuticals, Inc., until its acquisition by Bristol-Myers Squibb Company for approximately $7 billion in August 2012.

Stem Cell Divestiture

  In January 2013, Geron entered into an Asset Contribution Agreement with BioTime, Inc. (BioTime) and BioTime's recently formed subsidiary, BioTime Acquisition Corporation (BAC), that provides for the divestiture of Geron's stem cell assets to BAC upon the closing of the transaction, which is expected to occur no later than September 30, 2013.

  Upon closing of the transaction, Geron will contribute to BAC its intellectual property, cell lines and other assets related to Geron's discontinued human embryonic stem cell programs, including the Phase 1 clinical trial in patients with acute spinal cord injury, as well as its autologous cellular immunotherapy program. Geron will receive approximately 6.5 million shares of Series A Common Stock of BAC. Following the closing of the transaction, Geron will distribute the Series A BAC Common Stock received from BAC to Geron's stockholders on a pro rata basis (other than with respect to fractional shares and stockholders in certain to-be-determined excluded jurisdictions, which will instead receive cash on a pro rata basis).

Conference Call

At 9:00 a.m. ET on March 13th, Geron’s management will host a conference call to discuss the company’s fourth quarter and year end results.

Participants can access the conference call via telephone by dialing 866-270-6057 (U.S.); 617-213-8891 (international). The passcode is 80790305. A live audio-only webcast is also available at http://edge.media-server.com/m/p/3328hz6w/lan/en. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through April 12, 2013.

About Geron

Geron is a biopharmaceutical company developing first-in-class therapies for cancer, including its telomerase inhibitor, imetelstat, in clinical development. For more information about Geron, visit www.geron.com.

(more)

Page Four / Geron Corporation Reports Fourth Quarter and Annual 2012 Financial Results

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding Geron's plans or expectations for or of: (a) the reception of or dates to obtain or present data or other results from any clinical trials, including the Mayo Clinic IST; (b) clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of other progenitor cell-driven hematologic malignancies, including myelofibrosis, (c) the future development of imetelstat in solid tumors with short telomeres, and (d) the closing of the BioTime/BAC transaction, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation: (a) regarding the reception of or dates for the availability of data or other results - delays in enrollment, delays caused by institutional review boards or regulatory agencies, shortage of supply, dependence on clinical trial collaborators and safety issues; (b) regarding clinical development plans or success of imetelstat, including imetelstat possibly having applicability for the treatment of other progenitor cell-driven hematologic malignancies, including myelofibrosis, positive safety and efficacy data from the Mayo Clinic IST and other clinical trials, including the ET clinical trial - those risks and uncertainties inherent in the development of potential therapeutic products, including without limitation, results from the ET trial may not mean that imetelstat has applicability for the treatment of other progenitor cell-driven hematologic malignancies, including myelofibrosis; technical and scientific challenges; limitations on freedom to operate arising from intellectual property of others and the protection of Geron's intellectual property rights; (c) regarding the future development of imetelstat in solid tumors with short telomeres - clinical, scientific, technical, and commercial challenges; limitations on freedom to operate arising from intellectual property of others and the protection of Geron's intellectual property rights; and (d) regarding the closing of the BioTime/BAC transaction - the satisfaction of all the closing conditions in the agreement. Additional information on the above risks and uncertainties (a)-(d) and other risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron's periodic reports filed with the Securities and Exchange Commission under the heading "Risk Factors," including Geron's quarterly report on Form 10-Q for the quarter ended September 30, 2012. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:
Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2012	2011	2012	2011

Revenues from collaborative agreements	$—	$—	$—	$300
License fees and royalties	689	251	2,709	2,138
Total revenues	689	251	2,709	2,438

Operating expenses:
Research and development	11,800	19,672	51,368	69,316
Restructuring charges	2,702	5,449	2,702	5,449
General and administrative	4,671	5,538	20,397	23,789
Total operating expenses	19,173	30,659	74,467	98,554
Loss from operations	(18,484)	(30,408)	(71,758)	(96,116)

Unrealized gain on derivatives, net	23	73	13	643
Interest and other income	2,616	204	3,097	1,024
Losses recognized under equity method investment	—	—	—	(503)
Losses recognized from debt extinguishment	—	(1,664)	—	(1,664)
Interest and other expense	(18)	(59)	(233)	(237)
Net loss	$(15,863)	$(31,854)	$(68,881)	$(96,853)

Basic and diluted net loss per share:
Net loss per share	$(0.12)	$(0.25)	$(0.54)	$(0.78)

Shares used in computing net loss per share	127,262,350	125,247,957	126,941,024	124,506,763

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2012	2011

Current assets:
Cash, cash equivalents and restricted cash	$22,857	$16,898
Current marketable securities	73,472	105,208
Other current assets	2,088	3,519
Total current assets	98,417	125,625

Noncurrent marketable securities	—	32,133
Property and equipment, net	974	1,241
Deposits and other assets	410	1,048
	$99,801	$160,047

Current liabilities	$14,148	$13,444
Stockholders’ equity	85,653	146,603
	$99,801	$160,047

###